EXHIBIT 21
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                           SUBSIDIARIES OF REGISTRANT


                                                           State or jurisdiction
Subsidiary                                                 in which incorporated
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LaserSight Technologies, Inc. . . . . . . . . . . . . . .          Delaware

LaserSight Patents, Inc.  . . . . . . . . . . . . . . . .          Delaware

MRF, Inc. (d/b/a The Farris Group)  . . . . . . . . . . .          Missouri

Photomed Acquisition, Inc.  . . . . . . . . . . . . . . .          Delaware

LaserSight Centers Incorporated   . . . . . . . . . . . .          Delaware

LS Export, Ltd. . . . . . . . . . . . . . . . . . . . . .    U.S. Virgin Islands

LST Laser, S.A..  . . . . . . . . . . . . . . . . . . . .         Costa Rica

LS Japan Company, Limited (Not active). . . . . . . . . .            Japan